 EXHIBIT 99.1

FOR IMMEDIATE RELEASE: 22 December 2022

Global Business Expert, Timothy Holly,

 Joins Tautachrome’s Board of Directors

Oro Valley, AZ, December 22, 2022. (GLOBE NEWSWIRE) — Tautachrome, Inc. (OTC: TTCM) announced today the appointment of Timothy Holly to its Board of Directors effective January 3, 2023. This is part of the Company’s board and management expansion activity to bring the company in line with its current business strategy.

“We are delighted to have Mr. Holly Join our Board of Directors,” said David LaMountain, CEO of Tautachrome. LaMountain went on to say: “Mr. Holly brings broad experience and many connections to support our initiatives of building a thriving business in digital asset sales, development and marketing. He has grown an extensive network during his several decades in business and is well versed in navigating the deep waters that we have ahead of us.”

Mr. Holly added: “As a Tautachrome shareholder already, I am honored to be invited onto the Board.  I am a constructivist and as part of the Board, I commit to crafting strategies and tactics that go right to the bottom line. Moreover, I intend to start with having a significant portfolio of highly appraised images that will become enhanced by the Tautachrome technology experience.”

Mr. Holly is an expert in international business. For more than four decades, he has been involved with business activities in 114 countries, advising on $3.2 billion of assets under management, and acquiring assets appraised at over $2.1 billion.

He has a Juris Doctor Degree from John Marshall Law School and was a Fellow at the Fletcher School of Law and Diplomacy. He has well-honed skills in mergers and acquisitions, asset management, commercial intelligence, trade and investment law, technology transfers, and international licensing.

Mr. Holly is the Chairman and CEO of Red Alert Group, Inc., whose entities hold intellectual properties synergistic with Tautachrome, including one of the world’s most valuable collections of newspaper and magazine images.

PRESS AND INVESTOR CONTACT:

David LaMountain, CEO

520-627-8889

Dlamountain@Tautachrome.com

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About Tautachrome, Inc: Tautachrome, Inc. (OTC: TTCM) is an emerging growth company in the Internet applications space. The company has licenses, patents, and patents pending in augmented reality, trusted imaging, and imagery-based social networking. The company is leveraging these technologies to develop privacy and security-based applications for global business and personal use.

Tautachrome, Inc. posts important information and updates through tweets from the official Company twitter page https://twitter.com/Tautachrome

Forward-Looking Statements:  Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ materially from those projected in forward-looking statements include, but are not limited to, general business conditions, risks of raising money sufficient to achieve the Company’s objectives, risks of managing growth, governmental regulatory risks, technology development risks, schedule slippage risks, and political and other business risks. All forward-looking statements are expressly qualified in their entirety by this paragraph and the risks and other factors detailed in Tautachrome's reports filed with the Securities and Exchange Commission. Tautachrome undertakes no duty to update these forward-looking statements.

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